Exhibit 99.1
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Tethys Spin-out and Planned Management Changes
October 10, 2006 — Guernsey, British Isles — CanArgo Energy Corporation (AMEX:CNR; OSE:CNR) (“CanArgo”) today announced that it’s wholly owned subsidiary responsible for its Kazakhstan assets, Tethys Petroleum Limited (“Tethys”), has progressed its plans to seek admission to the Alternative Investment Market (“AIM”) of the London Stock Exchange and raise capital in connection with this admission.
It now plans to seek admission to AIM at the end of October 2006. Tethys has engaged ODL Securities Limited in connection with this transaction and Nabarro Wells & Co Ltd who are the nominated advisor.
Tethys’ operations are focused in the Republic of Kazakhstan. Its development and exploration assets, which total approximately 3.2 million acres, are located to the west of the Aral Sea in a region known as the North Ustyurt basin, which is adjacent to the highly prolific pre-Caspian basin. To the south, the basin extends into Uzbekistan where large gas condensate discoveries have been made. Tethys’ assets are principally its interests in the Kyzyloi Gas Field, and in the surrounding Akkulka and Greater Akkulka exploration areas. In addition to its active exploration programme, Tethys has moved into the development phase with its Kyzyloi Field which it plans to bring on stream in the spring of 2007. The funds to be raised through the AIM listing will be used primarily to advance the development of the Kyzyloi Gas Field and further exploration and development plans for the Akkulka and Greater Akkulka contract areas.
As a result of the progression of the planned AIM admission it has also been announced that Vincent McDonnell will take over the role of Chief Executive Officer of CanArgo replacing David Robson in this position once the AIM admission of Tethys is complete.
Vincent McDonnell is currently President, Executive Director, Chief Operating Officer and Chief Commercial Officer of CanArgo. He joined CanArgo in November 2000 and served the company as Chief Financial Officer from September 2002 to May 2005. Mr. McDonnell has been working in the international oil and gas industry since 1982, initially, in a technical capacity but in later years in commercial roles. He holds a Bachelor of Science (Hons.) degree in Geology, a Master of Science degree in Geophysics together with a Master of Business Administration (MBA) degree.

Dr. David Robson, the current Chairman and Chief Executive Officer of CanArgo, will remain as Chairman and focus more on his role as Managing Director of Tethys Petroleum Limited (“Tethys”) once the admission to AIM has been completed..
It is currently planned that CanArgo will retain a significant, but not controlling, equity interest in Tethys after the admission of Tethys to AIM. The intention is that this funding will enable the Kazakh assets to be financed independently whilst minimising dilution for CanArgo’s shareholders and potentially raising additional funds for CanArgo’s core operations in Georgia.
Dr David Robson, Chairman, President and CEO of CanArgo commented, “I am very pleased to see the progression towards gaining admission to the AIM for Tethys. This will enable CanArgo to potentially realise additional value for its Kazakhstan assets and also raise the necessary funds to develop those assets. Vincent McDonnell has been in charge of day-to-day operations in Georgia for some time and his move to the position of Chief Executive Officer is well deserved. I will remain as Chairman of CanArgo and as well as this I look forward to creating additional value for CanArgo through my role as Managing Director of Tethys in which CanArgo will retain a significant shareholding. ”
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia and in the Republic of Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:

USA
Sabin Rossi, VP External Affairs
CanArgo Energy Corporation
Tel :	+1 617 973 6441
Fax :	+1 617 973 6406
e-mail:	info@canargo.com

NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 (22) 048206